EXHIBIT 10.13

ATHENAHEALTH, INC.
DIRECTOR COMPENSATION PLAN as amended
(Effective January 1, 2013)
The Director Compensation Plan (the “Plan”) of athenahealth, Inc. (the “Company”) applies to non-employee directors, who shall receive the following compensation for service on the Board of Directors:
Cash Compensation

Meeting Fees*	Meeting Fee
In Person - Board Meeting	$3,000
In Person - Committee Meeting	$3,000
By Phone - Board Meeting and Board Calls	$1,000
By Phone - Committee Meeting	$1,000

Retainers *	Annual Retainer
Annual	$20,000
Lead Director	$10,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000

*Meeting Fees and Retainers are payable quarterly in arrears, and Retainers are pro-rated for any partial period. Board Meeting Fees will only be paid once per scheduled meeting even if a meeting occurs over one or more days. Committee Meeting Fees will only be paid once per day even if more than one Committee Meeting is attended on such day.

Equity Compensation
Annual Grant
Annual equity grants shall be equivalent in value to $175,000 per year. The equity amount will be determined by dividing $175,000 by the average stock price of the Company during the last 20 trading sessions preceding and including February 1 to arrive at a restricted stock unit equivalent. Restricted stock units and/or stock options (or any combination of stock options and restricted stock units, which are awarded at a 2:1 ratio to option shares) shall be granted the first business day of March and will vest fully on June 1 of the following year. Grants for new directors will be pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved. The number of stock option shares and restricted stock units will be reviewed annually by the Nominating and Corporate Governance Committee and are subject to change. Directors with equity vesting from equity grants granted prior to the effective date of this Plan will not receive new annual grants until all prior equity grants are fully vested, unless an exception is made by the Nominating and Corporate Governance Committee.
In addition to the cash and equity compensation described above, the Company reimburses each member of the Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.
This Plan is prospective from its effective date and will not affect any compensation paid or granted before that date. This Plan may be amended from time to time by vote of the Board of Directors. This Plan does not affect the obligations of the Company to indemnify directors as set forth in relevant sections of the Company's certificate of incorporation, by-laws, or indemnification agreements. Questions or issues concerning the application and administration of this Plan will be addressed by the Nominating and Corporate Governance Committee.